Contacts:

Peer M. Schatz Chief Executive Officer QIAGEN N.V. e-mail: peer.schatz@QIAGEN.com	Dr. Solveigh Mähler Director Investor Relations QIAGEN N.V. +49 2103 29 11710 e-mail: solveigh.maehler@QIAGEN.com

QIAGEN Signs Agreement for the Acquisition of eGene

Strategic Transaction adds Capillary Sample Separation Technology

VENLO, The Netherlands, April 12, 2007 – QIAGEN N.V. (Nasdaq: QGEN; Frankfurt, Prime Standard: QIA), the world's leading provider of sample and assay technologies for research in life sciences, applied testing and molecular diagnostics, today announced, that its subsidiary QIAGEN North American Holdings, Inc. has signed a definitive merger agreement with eGene, Inc. (Nasdaq OTC/BB: EGEI) pursuant to which eGene would become a fully owned subsidiary of QIAGEN North American Holdings, Inc. eGene is an early-stage company located in Irvine, California, that has developed and is commercializing a patented sample separation and analysis technology based on capillary electrophoresis. The transaction has been approved by the boards of directors of both companies and is expected to close, subject to regulatory and stockholder approvals and customary closing conditions in the third quarter of 2007.

eGene has developed a multi-channel sample separation and analysis technology for nucleic acids that includes an affordable and robust instrument, software analysis package, and a selection of consumable cartridges specifically designed for specific high value applications in the molecular diagnostic and research markets. The HDA-GT12™ Genetic Analyzer is a revolutionary multi-capillary system which incorporates many capabilities into one easy to use platform, integrating automatic sample loading, separation, and data analysis.

The HDA system significantly improves the workflow and increases the productivity of medium to high throughput laboratories. No longer does the lab technician have to pour and wait for slab gels to solidify or laboriously load each nucleic acid sample into the gel individually. With the HDA system, the technician simply loads a 96 well plate containing the samples, sets the software specification and then walks away while the instrument automatically loads and processes the samples. At the end of the experiment, the technician can access a graphic representation of the collected digital data, giving accurate information of the DNA fragments (targeted genetic variants) with a separation in high resolution (2-5 bp) quality.

Currently, eGene’s consumable cartridges are available for a number of research applications, including formats addressing the Human Leukocyte Antigen (HLA) testing market, genetic testing including microsatellite analyses, DNA post-PCR separation and analysis at different resolutions, and RNA integrity quality control. eGene’s product offering is therefore highly synergistic with QIAGEN’s sample and assay technologies.

For example, in the market for transplantation-related (HLA) molecular diagnostics, eGene’s consumable facilitate the use of QIAGEN’s SSP PCR-based molecular diagnostics for HLA. The QIAGEN SSP HLA product line is IVD CE marked for clinical diagnostic use in the European Union and is for research use only in the US and Canada. Customers in the HLA market prepare what are often large numbers of conventional slab gels each month which they load with the samples on which the QIAGEN HLA assays have been performed to identify and match donors and recipients prior to organ transplantation. The eGene system now offers QIAGEN’s customers in HLA testing the opportunity to automate the tedious, manual preparation and loading of slab gels. In addition the full-featured software analysis and result documentation represents a significant advantage in this diagnostic environment.

Next generation products will most likely include an expanded menu of products targeting use in research in applied testing and molecular diagnostics and may be combined with the Company’s recently acquired QIAplex technology. With the QIAGEN QIAplex multiplex test technologies a patient sample can potentially be tested against multiple pathogens at the same time to rapidly determine the origin of the infection. QIAplex products are currently available as research use only products for the investigation of respiratory (ResPlex™ I; II, III), hospital-acquired, and bacterial (StaphPlex™) infections as well as additional panels for other pathogens.

“eGene has developed a sample separation system for nucleic acid processing that is both affordable and robust” said Peer M. Schatz, QIAGEN’s Chief Executive Officer. “With the eGene system, we are adding a consumable and instrument line which provides quality control capabilities following the use of sample technologies as well as a readout system for our assay technologies in one platform. The combination of novel and patented multiplex fluorescence detection designs with solid-state light sources and micro-optical collectors creates an advantage over conventional gel-based sample separation technologies. The eGene system permits a new dimension of ease of use and automation, freeing up the researcher’s time for more important endeavors.”

“The eGene solutions leverage and seamlessly combine with QIAGEN sample and assay technologies and create novel and highly attractive molecular diagnostics solutions to our customers in research in clinical research, applied testing and molecular diagnostics" Peer M. Schatz continued. “QIAGEN provides a comprehensive direct-sales and service channel as well as a complete and complementary product portfolio to increase the value for customers in these market segments."

Under the terms of the agreement, QIAGEN North American Holdings, Inc. will offer $0.65 in cash and 0.0416 common shares of QIAGEN stock per share of eGene stock. The aggregate purchase consideration amounts to approximately $34.0 million (based on the average closing prices of QIAGEN stock on the NASDAQ Global Select Market for the 20 trading days ending on April 12, 2007). Based on preliminary analyses and assuming the transaction closes early in the third quarter of 2007, QIAGEN expects this transaction to contribute approximately US$2 million in sales in the second half of 2007 and roughly
US$7-$9 million in sales for the full year of 2008. QIAGEN expects to incur one-time charges of approximately US$0.01 in EPS at closing, expected in the third quarter 2007. These charges primarily relate to in-process research and development and the write-off of certain assets. On an adjusted basis excluding one-time charges, integration and restructuring costs and amortization of acquired IP, the acquisition is expected to reduce EPS in the second half of 2007 by approximately US$0.01 and to be neutral to earnings in 2008. Beyond 2008, revenues for this product line are expected to grow rapidly and contribute significant accretion to net income as the instrument base expands rapidly and drives increasing consumable usage.

"We are very pleased and excited to join forces with QIAGEN – the leading provider of sample technologies, nucleic acid assays technologies and molecular diagnostic assays. Together, the companies can address their customers’ entire work flow in molecular testing applications such as HLA and molecular diagnostics, from sample to answer with solutions from a single source. Given the leadership in molecular diagnostic technologies and sales, marketing and operational resources, we believe the combined companies can expand and accelerate the availability of our technologies into the market and into the hands of more customers and in addition, to benefit mankind," said Ming S. Liu, Ph.D., Chief Executive Officer of eGene.

Financial Highlights of the Transaction:

· Merger agreement signed on April 12, 2007.

· Transaction expected to close early in the third quarter of 2007.

· Entered into binding voting agreement with management and key shareholders.

· Expected to add revenues of approximately US$2 million in second half of 2007.

· Expected to incur one-time charges of approximately US$0.01 in EPS at closing, expected in the third quarter 2007.

· Expected to reduce adjusted EPS in the second half of 2007 by approximately US$0.01 and to be neutral in 2008.

· No material change to QIAGEN’s expected margins.

· Early-stage company rapidly commercializing its technology.

Additional Information:

QIAGEN intends to file a registration statement on Form F-4 containing a joint proxy statement/prospectus in connection with the transaction. The proxy statement/prospectus will be mailed to the stockholders of eGene to consider and vote upon the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and other relevant materials filed with the SEC when they become available because they will contain important information about the transaction and other related matters. Investors and security holders may obtain free copies of these documents (when they become available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by eGene Investor Relations and for free from QIAGEN by directing a request to QIAGEN Investor Relations.

Participants in the Transaction:

QIAGEN, eGene and their respective executive officers, directors and other members of management or employees may be deemed to be participants in the solicitation of proxies from eGene stockholders with respect to the transactions contemplated by the merger agreement. Information regarding QIAGEN’s executive officers and directors is available in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2006, which has been filed with the SEC. Information regarding eGene’s officers and directors is available in eGene’s Annual Report on Form 10-KSB for the year ended December 31, 2006 which will be filed with the SEC shortly. You can obtain free copies of these documents from QIAGEN and eGene, respectively, using the contact information above. Additional information regarding interests of such participants will be included in the registration statement containing the proxy statement/prospectus that will be filed with the SEC and available free of charge as indicated above.

In addition, in connection with the execution of the merger agreement, Ming S. Liu, Ph.D. eGene’s Chief Executive Officer, Varoujan Amirkhanian, eGene’s Executive Vice President

and Director, and Peter Sheu, eGene’s Chief Financial officer, have entered into letter agreements with QIAGEN setting forth the terms under which these individuals will continue their employment with QIAGEN following the transaction. Additional information regarding these arrangements and the interests of such participants will be included in the registration statement containing the proxy statement/prospectus that will be filed with the SEC and available free of charge as indicated above. Directors and officers of eGene have agreed to vote their shares in favor of the transaction.

About QIAGEN:

QIAGEN N.V., a Netherlands holding company, is the worldwide leading provider of sample and assay technologies for research in life sciences, applied testing and molecular diagnostics. The products are considered standards in areas such as pre-analytical sample preparation and molecular diagnostics solutions. QIAGEN has developed a comprehensive portfolio of more than 500 proprietary, consumable products and automated solutions for sample collection, nucleic acid and protein handling, separation, and purification and open and target specific assays. The company's products are sold to academic research markets, to leading pharmaceutical and biotechnology companies, to applied testing customers (such as in forensics, veterinary, bio-defense and industrial applications) as well as to molecular diagnostics laboratories. QIAGEN employs more than 1,950 people worldwide. QIAGEN products are sold through a dedicated sales force and a global network of distributors in more than 40 countries. Further information about QIAGEN can be found at www.qiagen.com.

 About eGene:

eGene developed the HDA-GT12™ (High-performance DNA Analyzer) for genotyping using 12 channels. The system analyzes the genetic fingerprints of living organisms while performing fast DNA sample screening and high-resolution DNA fragment analysis (2-5 bp). The System also analyzes the quality and quantity of RNA in the gene expression market. The Company sells cartridges that are specific to the type of analysis to be performed. All data is then received in digital form for appropriate transmission and storage. eGene (www.egeneinc.com) focuses on its core technologies of capillary electrophoresis, liquid handling and automation to develop and manufacture low-cost microfluidic, miniaturized digital analyzer systems, software and consumables for biological materials testing applications. These products detect, quantify, identify and characterize biomolecules including DNA and RNA at high rates of specificity and sensitivity while automating routine and non-routine laboratory and industrial procedures critical to product safety, development quality and productivity.

Certain of the statements contained in this news release may be considered forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. To the extent that any of the statements contained herein are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Such uncertainties and risks include, but are not limited to, the ability of eGene to obtain stockholder approval of the transaction; the possibility that the transaction will not close or that the closing will be delayed; the challenges and costs of integrating the operations and personnel of eGene; reaction of customers of eGene and QIAGEN and related risks of maintaining pre-existing relationships of eGene and QIAGEN; the impact of acquisitions and divestitures on the synergies of QIAGENs programs; competitive factors, including pricing pressures; the success of research and development activities; and other events and factors disclosed previously and from time to time in QIAGEN’s and eGene’s filings with the Securities and Exchange Commission, including QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2006 and eGene’s Annual Report on Form 10-KSB for the year ended December 31, 2006 which will be filed with the SEC shortly. Except for QIAGENs and eGene’s ongoing obligations to disclose material information under the federal securities laws, QIAGEN and eGene disclaim any obligation to update any forward-looking statements after the date of this document.

This document is not an offer to sell shares of QIAGEN common stock which may be issued in the proposed merger. Such QIAGEN common stock is offered only by means of the proxy statement/prospectus referred to herein

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